Exhibit 99.1
For immediate release:
Bank of Commerce Holdings™, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce ™ and Bank of Commerce Mortgage™ Announces Patrick J. Moty promoted to Executive Vice President and Chief Credit Officer

REDDING, California, December 21, 2005/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ: BOCH), a $500 million financial services holding company, parent company of Redding Bank of Commerce, Roseville Bank of Commerce, Sutter Bank of Commerce and Bank of Commerce Mortgage announced the appointment of Patrick J. Moty to Executive Vice President.
“At the Board of Directors meeting held on December 20, 2005, the Directors of the Company unanimously approved management’s recommendation to promote Patrick Moty to Executive Vice President. This is a significant milestone in Pat’s career and a sincere honor to his accomplishments. Pat has an awesome responsibility for the management of a significant amount of the Bank’s assets, and does an excellent job”, said Michael C. Mayer, President and Chief Executive Officer.
Patrick’s career with the Redding Bank of Commerce spans 21 years where he has held such prestigious positions as Senior Lending Officer, Senior Vice President and Chief Credit Officer.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce, Sutter Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Sutter Bank of Commerce to be located at 950 Tharp Road in Yuba City, California is scheduled to open during the first quarter 2006. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.

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